                                                                      EXHIBIT 12


                          GUARANTY ISSUANCE AGREEMENT
                          ---------------------------
                            (Longer-Term Financing)



          THIS GUARANTY ISSUANCE AGREEMENT (this "Agreement") dated as of June
                                                  ---------
28, 1996 is by and among HUGHES ELECTRONICS CORPORATION, a Delaware corporation ("Hughes"), SINGAPORE TELECOMMUNICATIONS LTD., a Singapore corporation
  ------
("SingTel"), BARON CAPITAL PARTNERS, L.P., a Delaware limited partnership
  -------
("Baron"),  AMSC SUBSIDIARY CORPORATION, a Delaware corporation dually
  -----
incorporated as a Virginia public service corporation ("AMSC"), and AMERICAN
                                                        ----
MOBILE SATELLITE CORPORATION, a Delaware corporation ("AMSC Parent").
                                                       -----------


                               R E C I T A L S:

          WHEREAS, each of Hughes, SingTel and Baron is, directly or indirectly, a shareholder of AMSC Parent;

          WHEREAS, AMSC and AMSC Parent have entered into that certain Securities Purchase Agreement dated as of January 19, 1996 (the "Bridge Loan")
                                                                 -----------
pursuant to which AMSC has issued notes (i) in the aggregate face amount of $10,000,000 to Hughes Communications Satellite Services, Inc., and (ii) in the aggregate face amount of $15,000,000 each (for an aggregate of $30,000,000) to each of Toronto Dominion Investments, Inc. and Morgan Guaranty Trust Company of New York;

          WHEREAS, on April 19, 1996 AMSC borrowed $20,000,000 from Toronto Dominion (Texas), Inc. and Morgan Guaranty Trust Company of New York and issued its promissory notes in the aggregate face amount of $20,000,000 to evidence such loan and on June 7, 1996 borrowed an additional $10,000,000 (collectively, the "Interim Loan," and the additional $10,000,000 loan individually, the
     ------------
"$10,000,000 Loan");
 ----------------

          WHEREAS, at the request of AMSC and AMSC Parent, Hughes issued its guaranty of the Bridge Loan (the "Bridge Loan Guaranty") and of the Interim Loan
                                  --------------------
(as amended or amended and restated from time to time, the "Hughes Interim Loan
                                                            -------------------
Guaranty"), and Hughes, AMSC and AMSC Parent entered into a Guaranty Issuance
- --------
Agreement dated as of April 19, 1996, as amended by the First Amendment to Guaranty Issuance Agreement dated as of June ___, 1996 (the "Hughes Guaranty
                                                             ---------------
Issuance Agreement") providing for certain compensation to be paid to Hughes in
- ------------------
connection with such transactions;

          WHEREAS, at the request of Hughes, AMSC and AMSC Parent, SingTel issued a guaranty of $5,000,000 in principal amount of the $10,000,000 Loan (the "SingTel Interim Loan Guaranty") and SingTel, AMSC and AMSC Parent entered into
 -----------------------------
a Guaranty Issuance Agreement dated as of June 7, 1996 (the "SingTel Guaranty
                                                             ----------------
Issuance Agreement") providing for certain compensation to be paid to SingTel in
- ------------------
connection with such transaction;

          WHEREAS, AMSC now proposes to enter into that certain $150,000,000 Credit Agreement providing for up to $150,000,000 of term loans (the "Term Loan
                                                                      ---------
Agreement") and that certain $75,000,000 Credit Agreement providing for up to
- ---------
$75,000,000 of revolving loans (the "Revolving Credit Agreement" and together
                                     --------------------------
with the Term Loan Agreement, the "Credit Agreements");
                                   -----------------

          WHEREAS, in order to obtain the financing under the Credit Agreements, AMSC and AMSC Parent have requested that each of Hughes, SingTel and Baron issue a guaranty of a portion of the obligations of AMSC under the Credit Agreements in substantially the form attached hereto as Exhibit A (each, a "Guaranty" and
                                                                 --------
collectively, the "Guaranties"); and
                   ----------

          WHEREAS, each of Hughes, SingTel and Baron is willing to issue a Guaranty on the terms, and subject to the conditions, set forth herein (the parties which issue Guaranties hereunder are hereafter referred to as "Guarantors").
 ----------



                              A G R E E M E N T:


          NOW, THEREFORE, in consideration of the foregoing recitals, the parties hereto hereby agree as follows:

1.   Consideration for the Issuance of the Guaranties.  In consideration of the
     ------------------------------------------------
issuance of the respective Guaranties, and concurrently with (and conditioned upon) the issuance of its Guaranty, (a) AMSC Parent shall issue to each Guarantor warrants to purchase its "Pro Rata Share" (as defined below) of 5,000,000 shares of the Common Stock, par value $.01 per share, of AMSC Parent at an exercise price of $24.00 per share, on the terms described in the form of warrant attached hereto as Exhibit B (collectively, the "Warrants"); and (b)
                                                         --------
AMSC shall pay to each Guarantor a fee equal to one and one half percent (1.5%) of the principal amount of its Guaranty. For purposes of this Agreement, the "Pro Rata Share" of a Guarantor shall be calculated by dividing the principal amount of its Guaranty by $200,000,000.

2.   Conditions to the Issuance of the Guaranties.  (a) The obligation of
     --------------------------------------------
Hughes to issue its Guaranty is subject to the concurrent repayment in full of the Bridge Loan and the Interim Loan, and the concurrent release of the Bridge Loan Guaranty and the Hughes Interim Loan Guaranty.

     (b) The obligation of SingTel to issue its Guaranty is subject to the concurrent repayment in full of the $10,000,000 Loan and the concurrent release of the SingTel Interim Loan Guaranty.

     (c) The obligations of each Guarantor are severally subject to the following conditions:

          (1) AMSC Parent shall have executed and delivered to the respective Guarantor the Warrants and a Registration Rights Agreement in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), and AMSC shall have
                          -----------------------------
paid to the respective party its fee, all as set forth in Paragraph 1;

          (2) AMSC and AMSC Parent shall have received all consents and approvals (including from shareholders) required for each of them to enter into this Agreement, the Warrants and the Registration Rights Agreement and to perform its obligations thereunder, and shall have delivered copies of all such consents and approvals to each Guarantor;

          (3) Each Guarantor shall have approved the form and substance of the Credit Agreements and all documents and instruments delivered in connection therewith, and shall have received evidence satisfactory to it that the liens and security interests of the lenders under the Credit Agreements have been duly perfected;

          (4) Each Guarantor shall have received copies, certified by the Secretary of each of AMSC and AMSC Parent, of resolutions duly adopted by the Board of Directors of the applicable party approving the Credit Agreements and the transactions contemplated thereby, this Agreement, the Warrants and the Registration Rights Agreement;

          (5) Each Guarantor shall have received the written opinions of counsel to AMSC and AMSC Parent as to the due authorization, execution and enforceability of this Agreement, the Warrants and the Registration Rights Agreement, in form and substance satisfactory to each Guarantor;

          (6) Each Other Guarantor shall have issued its Guaranty and, in the case of Hughes and SingTel, Baron shall have obtained the letter of credit required under the Credit Agreements; and

          (7) The Board of Directors of AMSC Parent shall have received an opinion from Donaldson, Lufkin & Jenrette Securities Corporation to the effect that the compensation provided to Guarantors pursuant to this Agreement is fair to AMSC and AMSC Parent from a financial point of view.

3.   Limitations on Amounts of Guaranties.
     ------------------------------------

     AMSC and AMSC Parent have delivered to Guarantors AMSC's business plan for the next three fiscal years, including its projected borrowing needs (the "Plan"), which has formed the basis for the agreement of Guarantors to deliver
 ----
their respective Guaranties. In consideration of the agreements of Guarantors to issue such Guaranties to support the extensions of credit under the Credit Agreements, AMSC agrees that the outstanding principal amount of the loans which are guaranteed (such outstanding amount and any payments made by Guarantors with respect to principal under the Credit Agreement, the "Guaranteed Amount") shall
                                                      ---------- ------
be subject to its ability to meet certain quarterly performance tests based on such Plan (the "Performance Tests"), as set forth on the schedule attached
                -----------------
hereto as Exhibit D (the "Performance Schedule").  Within 45 days after the end
                          --------------------
of each fiscal quarter beginning with the third quarter of 1996, AMSC shall deliver to each Guarantor a compliance certificate, duly executed by its chief financial officer, certifying as to AMSC's compliance with each of the four Performance Tests specified for such fiscal quarter on the Performance Schedule, and showing in detail the calculation of such compliance. Such certificate shall be accompanied by the unaudited consolidated and consolidating balance sheets of AMSC and AMSC Parent as of the end of such quarter and the related consolidated and consolidating statements of income, stockholders' equity and cash flows, and certified by the chief financial officer as fairly presenting, in all material respects, in accordance with generally accepted accounting principles (except for the absence of footnote disclosure), the financial position and the results of operations of AMSC and AMSC Parent.

     AMSC and AMSC Parent agree that the aggregate outstanding principal amount of the loans under the Credit Agreements plus any amounts paid by Guarantors with respect to principal shall not exceed the Guaranteed Amount and the Guaranteed Amount during each applicable period shall not exceed the "Borrowing Limit" specified in the Performance Schedule. If as of the end of any fiscal quarter AMSC has met each of the four Performance Tests specified for such fiscal quarter on the Performance Schedule, on the forty-sixth day after the end of the fiscal quarter the Guaranteed Amount shall automatically increase to the "Borrowing Limit" on such Performance Schedule for the next period (each, an "Increased Level"). If AMSC has failed to meet any of the four Performance
 ---------------
Tests specified on the Performance Schedule for that fiscal quarter, the Borrowing Limit shall remain at its then current level, and shall not increase to the next Increased Level; provided, however, that Guarantors having Pro Rata
                             -----------------
Shares greater than 50% ("Requisite Guarantors") may, by written notice
                          --------------------
delivered to AMSC, waive compliance with such Performance Tests and consent to borrowings by AMSC which would increase the Guaranteed Amount up to the "Borrowing Limit" specified in such waiver. A waiver granted hereunder shall be effective only as to the compliance with the Performance Tests for the specific period and shall not obligate Guarantors to grant a waiver for any subsequent period or consent to any additional increase in the applicable Borrowing Limit.

     If AMSC has failed to meet any of the four Performance Tests specified in the Performance Schedule for any fiscal quarter, and compliance with such tests has not been waived by Requisite Guarantors, or if any borrowing causes or would cause the Guaranteed Amount to exceed the then applicable Borrowing Limit, then Requisite Guarantors may, by a written notice delivered to AMSC (a "Guarantor's
                                                                    -----------
Notice"), decline to increase the Guaranteed Amount to cover any increased
- ------
borrowings. Under the terms of the Guaranties, Guarantors will be required to purchase the outstanding notes upon the occurrence of a "Guarantor Event" under the Credit Agreements, and the commitments to extend further financing under the Credit Agreements will terminate. In addition, the provisions of Section 15 of the Warrants concerning cancellation of warrants will be applicable.

     Under the terms of the Credit Agreements, at the time of each borrowing, AMSC will be required to certify that it is in compliance with the provisions of this Agreement. AMSC or AMSC Parent can so certify if the outstanding amount of the loans after such borrowing will be less than the then applicable "Borrowing Limit" or if, and to the extent that, Requisite Guarantors shall have modified such Borrowing Limit or waived AMSC's noncompliance with the Performance Tests set forth on the Performance Schedule. At the request of AMSC and AMSC Parent, any "Borrowing Limit" as specified in the Performance Schedule or any of the Performance Tests specified thereon may be modified with the written consent of Requisite Guarantors. If Requisite Guarantors propose to increase the applicable "Borrowing Limit" for any period to an amount in excess of that set forth on the Performance Schedule

(except as to the adjustments provided on such schedule with respect to the receipt of insurance proceeds), such proposal shall be discussed with the other Guarantors prior to granting such consent.

     Any action by Requisite Guarantors in accordance with this Section 3 shall bind all Guarantors. Any notice delivered under this Section shall be delivered to all Guarantors, but failure of all Guarantors to receive such notice shall not affect the validity of such notice.

     Nothing in this Section shall limit the enforceability by the "Guaranteed Parties" of any Guaranty in accordance with its terms.

4.   Amendments, Etc.  No amendment or waiver of any provision of this Agreement
     ---------------
shall in any event be effective unless the same shall be in writing and with respect to its enforcement against any party, signed by such party except as specifically provided in Section 3 with respect to actions by Requisite Guarantors.

5.   No Waiver; Remedies.  No failure on the part of any Guarantor to exercise,
     -------------------
and no delay in it's exercise of, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder by any Guarantor preclude any other or further exercise thereof or the exercise of any other right by such party. Any Guarantor may specifically waive any breach of this Agreement by AMSC or AMSC Parent; provided that (x) no such waiver shall be effective or binding unless in writing, (y) no such waiver shall be effective as to any Guarantor that has not provided a waiver with respect to such breach, and
(z) no such waiver shall constitute a continuing waiver of similar or other breaches. Any party may specifically waive any condition to its own obligations hereunder, and such waiver shall not affect the obligations of any other party.

6.   Notices, Etc.  All notices, demands, requests, consents, approvals and
     ------------
other instruments hereunder shall be in writing and shall be deemed to have been properly given if given to the parties hereto at the addresses or facsimile number set forth on Exhibit E hereto, or such other address or facsimile number as may be notified to the other parties hereto in a written notice. Notices, demands and requests shall be effective if given by facsimile to the number specified in this Section when confirmation of receipt is received; or if given by any other means, when delivered.

7.   Separability of This Agreement.  In case any term or provision of this
     ------------------------------
Agreement or any application thereof to any circumstance shall, in any circumstances or jurisdiction and to any extent, be invalid, illegal or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability, without invalidating or rendering unenforceable any remaining terms and provisions hereof or the application of such term or provision to circumstances or jurisdictions other than those as to which it is held invalid, illegal or unenforceable.

8.   Further Assurances.  AMSC and AMSC Parent hereby agree to execute and
     ------------------
deliver all such instruments and take all such action as Hughes, SingTel or Baron may from time to time reasonably request in order to fully effectuate the purposes of this Agreement.

9.   Headings.  The headings contained in this Agreement are for convenience of
     --------
reference only and shall not modify, define or limit any of the terms or provisions hereof.

10.  GOVERNING LAW AND DAMAGE LIMITATION.  THIS AGREEMENT SHALL BE GOVERNED BY,
     -----------------------------------
AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE PARTIES AGREE THAT NO PARTY SHALL BE LIABLE HEREUNDER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS OR BUSINESS.

11.  Representations and Warranties of AMSC and AMSC Parent.  Each of AMSC and
     ------------------------------------------------------
AMSC Parent represent and warrant to each Guarantor that:

          (a) Each of AMSC and AMSC Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement.

          (b) This Agreement has been duly authorized by all necessary corporate action on the part of, and has been duly executed and delivered by, each of AMSC and AMSC Parent, and none of the execution and delivery hereof, the consummation of the transactions contemplated hereby (including the issuance of the Warrants and the issuance of the common stock of AMSC Parent upon exercise of the Warrants and the registration of such stock pursuant to the Registration Rights Agreement) or compliance by AMSC and AMSC Parent with any of the terms and provisions hereof or of the Warrants or the Registration Rights Agreement
(i) requires any approval of stockholders (including any consent under the rules of the National Association of Securities Dealers, Inc.) or approval or consent of any trustee or holders of any indebtedness or obligations of AMSC or AMSC Parent other than such approvals or consents as have been obtained, (ii) contravenes any law, judgment, governmental rule or regulation or order applicable to or binding on AMSC or AMSC Parent or any of their respective properties, the contravention of which would have a material adverse effect on the financial condition of AMSC and its subsidiaries taken as a whole or AMSC Parent and its subsidiaries taken as a whole or on the ability of AMSC and AMSC Parent to perform any of their obligations under this Agreement, the Warrants or the Registration Rights Agreement, (iii) contravenes or results in any breach of or constitutes any default under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement for borrowed money, contract or other agreement or instrument to which AMSC or AMSC Parent is a party or by which AMSC or AMSC Parent or any of their respective properties may be bound, the contravention, breach or default of which would have a material adverse effect on the financial condition of AMSC and its subsidiaries taken as a whole or AMSC Parent and its subsidiaries taken as a whole or on the ability of AMSC and AMSC Parent to perform any of their obligations under this Agreement, the Warrants or the Registration Rights Agreement or (iv) contravenes its corporate charter or by-laws.

          (c) Neither the execution, delivery and performance by AMSC and AMSC Parent of this Agreement nor the consummation of any of the transactions contemplated hereby (including the issuance of the Warrants and the issuance of the common stock of AMSC Parent upon the exercise of any Warrants) requires the consent, approval or authorization of, the giving of notice to, or the registration, recording or filing of any document with, or the taking of any other action in respect of, any governmental agency or authority, other than any registration or other action required under the Registration Rights Agreement.

          (d) This Agreement constitutes, and the Warrants and the Registration Rights Agreement will, upon execution thereof, constitute, the legal, valid and binding obligation of each of AMSC and AMSC Parent, enforceable against each of AMSC and AMSC Parent in accordance with their terms, except as such enforcement may be subject to bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity.

          (e) AMSC Parent has delivered copies of the consolidated balance sheet of AMSC Parent and its consolidated subsidiaries as of December 31, 1995, and related statements of consolidated income and cash flow and stockholder's equity for the fiscal year then ended, accompanied by the report of Arthur Andersen LLP, independent accountants. Such statements fairly present, in accordance with generally accepted accounting principles, the financial position of AMSC Parent and its consolidated subsidiaries as of such date and the results of their operations and cash flows for such fiscal year.

          (f) AMSC Parent has duly reserved shares of its Common Stock for issuance upon exercise of the Warrants.

12.  Reimbursement Agreement.  If Hughes, SingTel or Baron makes any payments
     -----------------------
under its Guaranty, each of AMSC and AMSC Parent agrees that it shall be jointly and severally liable to reimburse such Guarantor for such payments, and that such Guarantor will be fully subrogated to the extent of such payment to the rights and remedies (including any collateral security) of the lenders under the Credit Agreements. If Hughes, SingTel or Baron acquires any notes evidencing the loans under either Credit Agreement, or any of such obligations, from the lenders, then such Guarantor shall acquire all of the rights and remedies (including any collateral security) of such lenders under the applicable Credit Agreement. Neither Hughes, SingTel nor Baron shall have any duties to AMSC or AMSC Parent with respect to the exercise or non-exercise of any of such rights and remedies.

13.  Intercreditor Agreements.  (a) If Hughes, SingTel or Baron makes any
     ------------------------
payments under its Guaranty or acquires any notes or obligations under either Credit Agreement, thereafter all decisions to act or refrain from acting with respect to the enforcement of such notes or obligations against AMSC or AMSC Parent (including enforcement with respect to any collateral security therefor) shall be approved by Guarantors having Pro Rata Shares equal to at least 80% of the outstanding obligations so paid or purchased. Prior to taking any such action, each Guarantor shall discuss with each other Guarantor the actions proposed to be taken.

     (b) If any Guarantor does not make any required payment under its Guaranty (a "defaulting Guarantor"), and such payment is made by any other Guarantor (a "funding Guarantor"), then the defaulting Guarantor shall be liable to reimburse the funding Guarantor for such payments on demand, and any amounts which would otherwise be payable to the defaulting Guarantor by AMSC or AMSC Parent or with respect to any collateral shall first be paid to the funding Guarantor until such payment has been fully reimbursed. For purposes of this Section 13, any payment made by a funding Guarantor shall be added to the Pro Rata Share of the funding Guarantor and subtracted from the Pro Rata Share of the defaulting Guarantor. The funding Guarantor shall be subrogated to the rights of the lenders to enforce the Guaranty of the defaulting Guarantor.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer.


AMSC SUBSIDIARY CORPORATION              SINGAPORE TELECOMMUNICATIONS
                                         LTD.


By:____________________                  By:____________________
Name:__________________                  Name:__________________
Title:_________________                  Title:_________________


AMERICAN MOBILE SATELLITE
CORPORATION                              BARON CAPITAL PARTNERS, L.P.,
                                         a Delaware limited partnership

By:____________________                   By: Baron Capital Management, Inc.,
Name:__________________                       a General Partner
Title:_________________
                                              By:____________________
                                              Name:__________________
                                              Title:_________________
HUGHES ELECTRONICS
CORPORATION


By:____________________
Name:__________________
Title:_________________

                                   EXHIBIT A

                                   GUARANTY
                                   --------



          THIS GUARANTY (this "Guaranty") dated as of June 28, 1996, is made by
                               --------
_________________________ (Guarantor"), to Toronto Dominion (Texas), Inc., as
                           ---------
Administrative Agent (in such capacity, the "Agent") for the financial institutions ("Lenders") parties to the Revolving Credit Agreement and the Term Loan Agreement (each as defined below), for its own benefit and for the benefit of the Lenders (collectively, the "Guaranteed Parties" and individually, a
                                   ------------------
"Guaranteed Party").
 ----------------

                                R E C I T A L S:

          WHEREAS, Guarantor is, directly or indirectly, a shareholder of American Mobile Satellite Corporation, a Delaware corporation ("AMSC"), the
                                                                ----
parent corporation of AMSC Subsidiary Corporation, a Delaware corporation (the

"Company");
 -------

          WHEREAS, the Company proposes to enter into that certain $150,000,000 Credit Agreement (the "Term Loan Agreement") and that certain $75,000,000 Revolving Credit Agreement (the "Revolving Credit Agreement'), each among the Company, the Lenders, Morgan Guaranty Trust Company of New York as Documentation Agent and the Agent (such agreements, together with the related promissory notes, are collectively referred to herein as the "Documents");

          WHEREAS, the Guaranteed Parties are unwilling to extend credit to the Company under the Documents without credit support from shareholders of AMSC;

          WHEREAS, it is in the best interests of Guarantor that Guaranteed Parties extend credit to the Company, and therefore Guarantor has agreed to enter into this Guaranty.

          WHEREAS, concurrently herewith, certain other shareholders of AMSC (each, an "Other Guarantor") are executing and delivering guaranties on substantially the same terms (other than amounts) as this Guaranty (each, an "Other Guaranty");

          WHEREAS, Guarantor, the Other Guarantors, AMSC and the Company have entered into that certain Guaranty Issuance Agreement dated of even date herewith (as amended, waived, supplemented or otherwise modified from time to time, the "Guaranty Issuance Agreement");

                               A G R E E M E N T:

          NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, receipt of which is hereby acknowledged, Guarantor hereby agrees with Agent for the benefit of each of the Guaranteed Parties, as follows:

     1.   Guaranty.
          --------

          (a) Guarantor hereby guarantees to each Guaranteed Party (i) the punctual payment when due of each and every obligation of the Company for the payment of principal, interest or fees owing by the Company to such Guaranteed Party under the Documents and (ii) expenses and fees owing by the Company under
Section 10.3(a) of the Term Loan Agreement and Section 10.3(a) of the Revolving Credit Agreement (together with the amounts due under clause (i), the "Guaranteed Obligations") and (iii) any and all reasonable fees and expenses
- -----------------------
(including, without limitation, reasonable attorneys' fees) incurred by Agent in successfully enforcing any rights of the Guaranteed Parties under this Guaranty; provided, however, that (x) the liability of Guarantor on any day with respect
- ------------------
to outstanding and unpaid principal amounts under the Documents shall not exceed $150,000,000, less __________ percent (__%) of the amount of principal repaid to
              ----
Guaranteed Parties under the Term Loan Agreement and __________ percent (__%) of any reduction of the commitments under the Revolving Credit Agreement prior to such day pursuant to Sections 2.7 or 2.9(b) of the Revolving Credit Agreement (provided that such reduction shall not reduce the liability of Guarantor to the extent the principal amount of loans outstanding under the Revolving Credit Agreement exceeds the amount of the commitments under the Revolving Credit Agreement as so reduced), and (y) the liability of Guarantor under clauses (i) and (ii) hereof shall not exceed __________ percent (__%) of the outstanding principal amount of loans made under the Documents plus interest accrued thereon plus __________ percent (__%) of the fees owing under the Documents plus
- ----                                                                ----
__________ percent (__%) of the expenses owing by the Company under Section 10.3(a) of the Term Loan Agreement and Section 10.3(a) of the Revolving Credit Agreement (the "Maximum Amount"). The Guaranteed Parties may permit the Guaranteed Obligations to exceed the Maximum Amount without impairing the obligations of Guarantor hereunder; provided, however, that if the Guaranteed
                                    ------------------
Parties make loans under the Term Loan Agreement in principal amounts greater than $150,000,000 (whether by waiving a required payment or prepayment or making additional loans) or increase the commitments under the Revolving Credit Agreement (including any waiver of the condition in Section 3.3(c) of the Revolving Credit Agreement), or increase the interest rate or fees payable by the Company under the Documents, such increased amounts shall not be part of the Guaranteed Obligations without the prior written consent of Guarantor, and all payments received by the Guaranteed Parties with respect to the obligations of the Company under the Documents (including any proceeds of insurance) shall be deemed to be first applied to the guaranteed portion of such obligations, thereby reducing Guarantor's liability hereunder (pro rata with the reduction of liability under any Other Guaranty). In the event that any of the foregoing obligations shall not be paid when due or if a "Guarantor Event" (as defined in the Credit Agreements) occurs, Guarantor will pay such obligations within five (5) Business Days after Guarantor's receipt of demand therefor; provided that demand for payment of any Guaranteed Obligations shall constitute demand for payment of all interest under the Documents accrued and unpaid from the date of such demand through the date of payment by Guarantor, and provided further that Guarantor may cause such obligation or liability to be paid on its behalf by any corporation affiliated with it. The payments made by Guarantor of any Guaranteed Obligations, whether on behalf of the Company prior to a default or after demand on Guarantor, shall be deemed to cure any related payment default under the Documents and any such payments of principal of the Guaranteed Obligations shall reduce Guarantor's liability under this Section 1(a) with respect to principal.

          (b) This Guaranty is a guaranty of payment and not of performance or collection and is in no way conditioned or contingent upon any attempt to collect from the Company.

          (c) Guarantor shall be subrogated to all rights of the applicable Guaranteed Party against the Company, and any collateral security or guarantees therefor, in respect of any amounts paid by Guarantor pursuant to the provisions of this Guaranty; provided that Guarantor shall not exercise any rights of
                  --------
subrogation, reimbursement or contribution from or against the Company with respect to payments made under this Guaranty until Guarantor has satisfied its obligations under this Guaranty or all of the Guaranteed Obligations have been paid in full.

          (d) The liability of Guarantor and the liability of any Other Guarantor under any Other Guaranty shall be independent and several obligations, and Guarantor shall have no liability whatsoever with respect to the obligations under any Other Guaranty. Any payments with respect to the principal portion of the Guaranteed Obligations by the Company (whether paid by the Company or from insurance proceeds) shall be applied ratably to reduce the liabilities of Guarantor and any Other Guarantor under any Other Guaranty with respect to such principal portion.

          (e) Guarantor may, at its option, satisfy its obligations hereunder with respect to principal, interest and fees by purchasing notes issued to the Lenders under the Documents in amounts up to the limits of Guarantor's liability under Section 1(a) above with respect to the principal portion of the Maximum Amount. Upon payment of such principal portion as provided under either of the preceding sentences, together with accrued and unpaid interest thereon, each Lender shall assign to Guarantor the notes so purchased, and shall execute and deliver to Guarantor (at Guarantor's expense) such other documents as Guarantor may reasonably request to assign the purchased notes, together with all collateral security therefor and any guaranties, and for Guarantor to assume the rights and obligations of Lenders under the Documents to the extent of the notes so purchased.

     2.   Guaranty Absolute.  Except as otherwise provided in this Guaranty,
          -----------------
the liability of Guarantor under this Guaranty with respect to each and all of the Guaranteed Obligations shall be irrevocable and shall be absolute and unconditional irrespective of, and shall not be released, discharged or in any way affected by:

          (a) any waiver, extension, renewal or modification of, or any consent to departure from, any Document, including, without limitation, any waiver or consent involving a change in the time, manner or place of payment of all or any of the Guaranteed Obligations contained in any Document, but subject to the provisions of Section 1 above;

          (b) any extension of the time for payment by the Company or any other Person of any Guaranteed Obligation under any Document;

          (c) any failure, omission or delay by any Guaranteed Party to enforce, assert or exercise any right, power or remedy conferred on or available to it including, without limitation, to enforce any guaranty by AMSC of the Company's obligations;

          (d) the voluntary or involuntary liquidation, dissolution, sale of assets, marshalling of assets and liabilities, receivership, conservatorship, custodianship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of or similar proceeding affecting the Company, Guarantor, any Guaranteed Party or any other person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

          (e) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Company, any Guaranteed Party or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim or right by separate suit or counterclaim;

          (f) any invalidity or unenforceability relating to or against the Company for any reason of any Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of any Guaranteed Obligation; or

          (g) any other act or omission to act or delay of any kind by the Company, any Guaranteed Party or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor's obligations hereunder.

          Notwithstanding the foregoing, the Guaranteed Parties shall not (i) release the Company or any Other Guarantor from liability for the Guaranteed Obligations, or (ii) release or otherwise impair any collateral security at any time held for the Guaranteed Obligations, or (iii) waive any rights to receive proceeds of any insurance, or (iv) extend the maturity date under the Documents to a date later than June 30, 2001, or (v) amend or in any way extend the Release Date (as defined in each of the Term Loan Agreement and Revolving Credit Agreement as of the date hereof), except in each case as consented to by Guarantor and if any Guaranteed Party does so release the Company, any Other Guarantor or any collateral security, or waive any rights to proceeds of insurance, or extend the maturity date or amend or extend the Release Date, Guarantor shall be released and discharged from any liability under this Guaranty.

This Guaranty shall continue to be effective or be reinstated, as the case may be, with respect to any Guaranteed Party if at any time any payment of any of the Guaranteed Obligations owed such Guaranteed Party is rescinded or must otherwise be returned by such Guaranteed Party, as the case may be, upon the insolvency, bankruptcy or reorganization of the Company, Guarantor (or any corporation affiliated with Guarantor that makes a payment on Guarantor's behalf pursuant to Section 1(a) hereof) or otherwise, all as though such payment had
            -------
not been made. If the payment of, or the acceleration of the time for payment of, any sum required to be made by the Company under any Document shall at any time be prevented by reason of a case or proceeding under bankruptcy, insolvency or other similar law, Guarantor agrees that, for purposes of this Guaranty and its obligations hereunder, such sum shall be deemed to be payable in accordance with the terms of such Document, and, subject to the limitations in Section 1 above, Guarantor shall pay such sum and any other amounts guaranteed hereunder within five (5) Business Days after Guarantor's receipt of demand therefor.

     3.   Waiver.  Except as otherwise provided in this Guaranty, Guarantor
          ------
hereby unconditionally waives, as to any Guaranteed Party, to the greatest extent permitted by applicable law, (a) any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Guaranteed Party upon this Guaranty, or acceptance of this Guaranty, and the Guaranteed Obligations, (b) any requirement that any Guaranteed Party exhaust any right or take any action against the Company, any other guarantor or any other person or any collateral, (c) all notices which may be required by statute, rule of law or otherwise to preserve any rights against Guarantor hereunder, including, without limitation, any demand, presentment, protest, proof or notice of nonpayment of any amounts payable under or in respect of the Documents, and notice of any failure on the part of the Company to perform and comply with any term or condition of any Document, (d) any rights to the enforcement, assertion or exercise by any Guaranteed Party of any right, remedy, power or privilege under or in respect of any of the Documents, (e) any requirement of diligence and (f) notice of acceptance of this Guaranty. Any Guaranteed Party that is entitled to receive payments required to be made by Guarantor hereunder in respect of any Guaranteed Obligation shall have the right to enforce this

Guaranty (by bringing suit or otherwise) directly against Guarantor with respect to such Guaranteed Obligations without bringing suit against the Company or any other person, as the case may be.

     4.   Amendments, Etc.  No amendment or waiver of any provision of this
          ---------------
Guaranty shall in any event be effective unless the same shall be in writing and
(a) with respect to its enforcement against any Guaranteed Party, signed by Agent, or (b) with respect to its enforcement against Guarantor, signed by Guarantor.

     5.   No Waiver; Remedies.  No failure on the part of any Guaranteed Party
          -------------------
to exercise, and no delay in any Guaranteed Party's exercise of, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder by any Guaranteed Party preclude any other or further exercise thereof or the exercise of any other right by such Guaranteed Party. Agent (on behalf of Guaranteed Parties) may specifically waive any breach of this Guaranty by Guarantor; provided that no such waiver shall be effective or binding unless in writing, and that no such waiver shall constitute a continuing waiver of similar or other breaches.

     6.   Duration of Guaranty.  (a) This Guaranty shall remain in full force
          --------------------
and effect in accordance with the terms hereof until the earliest of (i) payment in full of all of the Guaranteed Obligations and termination of the commitments of the lenders to extend financing under the Term Loan Agreement and the Revolving Credit Agreement, (ii) the date on which Guarantor has satisfied all of its obligations under this Guaranty, and (iii) the Release Date (as defined in the Documents). The termination of this Guaranty on the Release Date or otherwise shall not require any action on the part of Agent or any Guaranteed Party, but at the request of Guarantor, Agent will execute and deliver to Guarantor such documents as Guarantor may reasonably request confirming the termination of this Guaranty. The obligation of Guarantor under Section 1(a)(iii) to pay any fees and expenses owing in connection with the enforcement of this Guaranty shall survive such termination.

          (b) This Guaranty shall be binding upon Guarantor and its successors, and inure to the benefit of and be enforceable by the successors, transferees and assigns of each Guaranteed Party permitted under the Documents. Guarantor agrees that in the discharge of its obligations hereunder no judgment, order, or exhaustion need be obtained, and no action, suit or proceeding need be brought, and no other remedies need be exhausted against the Company or any other person for performance by Guarantor of its obligations hereunder.

     7.   Notices, Etc.  All notices, demands, requests, consents, approvals
          ------------
and other instruments hereunder shall be in writing and shall be deemed to have been properly given if given as provided for in the Documents, and if to Guarantor, sent to it at its address or fax number shown on the signature pages of this Guaranty.

     8.   Separability of This Guaranty.  In case any term or provision of this
          -----------------------------
Guaranty or any application thereof to any circumstance shall, in any circumstances or jurisdiction and to any extent, be invalid, illegal or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability without invalidating or rendering unenforceable any remaining terms and provisions hereof or the application of such term or provision to circumstances or jurisdictions other than those as to which it is held invalid, illegal or unenforceable.

     9.   Further Assurances.  Guarantor hereby agrees to execute and deliver
          ------------------
all such instruments and take all such action as any Guaranteed Party may from time to time reasonably request in order to fully effectuate the purposes of this Guaranty.

     10.  Headings.  The headings contained in this Guaranty are for
          --------
convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

     11.  GOVERNING LAW AND DAMAGE LIMITATION.  THIS GUARANTY SHALL BE GOVERNED
          -----------------------------------
BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE PARTIES AGREE THAT GUARANTOR SHALL NOT BE LIABLE HEREUNDER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS OR BUSINESS.


     12.  Representations and Warranties of Guarantor.  Guarantor represents
          -------------------------------------------
and warrants to each Guaranteed Party that:

          (a) It is duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate or partnership power and authority to enter into and perform its obligations under this Guaranty.

          (b) This Guaranty has been duly authorized by all necessary corporate or partnership action on the part of, and has been duly executed and delivered by, Guarantor, and none of the execution and delivery hereof, the consummation of the transactions contemplated hereby or compliance by Guarantor with any of the terms and provisions hereof (i) requires any approval of stockholders or partners or approval or consent of any trustee or holders of any indebtedness or obligations of Guarantor other than such approvals or consents as have been obtained, (ii) contravenes any law, judgment, governmental rule or regulation or order applicable to or binding on Guarantor or any of its properties, the contravention of which would have a material adverse effect on the financial condition of Guarantor and its subsidiaries taken as a whole or on the ability of Guarantor to perform any of its obligations under this Guaranty,
(iii) contravenes or results in any breach of or constitutes any default under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement for borrowed money, contract or other agreement or instrument to which Guarantor is a party or by which it or any of its properties may be bound, the contravention, breach or default of which would have a material adverse effect on the financial condition of Guarantor and its subsidiaries taken as a whole or on the ability of Guarantor to perform any of its obligations under this Guaranty, or (iv) contravenes its corporate charter or by-laws or other organizational documents.

          (c) Neither the execution, delivery and performance by Guarantor of this Guaranty nor the consummation of any of the transactions contemplated hereby requires the consent, approval or authorization of, the giving of prior notice to, or the prior registration, recording or filing of any document with, or the taking of any other action in respect of, any governmental agency or authority.

          (d) This Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity.

          (e) Guarantor has delivered copies of the consolidated balance sheet of Guarantor and its consolidated subsidiaries as of the end of its most recent fiscal year for which its financial statements are available, and related statements of consolidated income and cash flow and stockholder's equity for the fiscal year then ended, accompanied by the report of its independent accountants. Such statements fairly present, in accordance with generally accepted accounting principles, the financial position of Guarantor and its consolidated subsidiaries as of such date and the results of their operations and cash flows for such fiscal year.

     13.  Taxes.
          -----

          (a) For the purposes of this Section 13, the following terms have the following meanings:

          "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment to a Guaranteed Party by Guarantor pursuant to this Guaranty, and all liabilities with respect thereto, excluding (i) taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Guaranteed Party is organized or in which its principal executive office is located and

(ii) any United States withholding tax imposed on such payments but only to the extent that such Guaranteed Party is subject to United States withholding tax at the time such Guaranteed Party first becomes a party to the Documents.

          "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made to a Guaranteed Party pursuant to this Guaranty or from the execution or delivery of, or otherwise with respect to, this Guaranty.

          (b) Any and all payments by the Guarantor to or for the account of any Guaranteed Party hereunder shall be made without deduction for any Taxes or Other Taxes; provided that, if Guarantor shall be required by law to deduct any
             --------
Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Guaranteed Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) Guarantor shall make such deductions, (iii) Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) Guarantor shall furnish to the Guaranteed Party the original or a certified copy of a receipt evidencing payment thereof.

          (c) Guarantor agrees to indemnify each Guaranteed Party for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Guaranteed Party and any liability (including penalties, interest and expenses, other than those resulting from any act or failure to act by such Guaranteed Party) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Guaranteed Party (as the case may be) makes demand therefor.

          (d) For any period with respect to which a Guaranteed Party has failed to provide Guarantor with the appropriate form evidencing its complete exemption from United States withholding taxes (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Guaranteed Party shall not be entitled to indemnification under Section 13(b) or (c) with respect to Taxes imposed by the United States; provided that if a Guaranteed Party which is
                              --------
otherwise exempt from or subject to a reduced rate of withholding tax becomes subject to Taxes because of its failure to deliver a form required hereunder, Guarantor shall take such steps as such Guaranteed Party shall reasonably request to assist such Guaranteed Party to recover such Taxes.


                            [signature page follows]

          IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed by its duly authorized officer.

                                       [GUARANTOR]



                                       By:_________________________________

                                       Name:_______________________________

                                       Title:______________________________


                                       ADDRESS FOR NOTICES:




ACCEPTED AND AGREED
on behalf of Guaranteed Parties:

TORONTO DOMINION (TEXAS), INC.,
as Agent


By:________________________________

Name:______________________________

Title:_____________________________

                     AMERICAN MOBILE SATELLITE CORPORATION
                          GUARANTEE ISSUANCE AGREEMENT
                              PERFORMANCE SCHEDULE
                                    ($000'S)

                                   EXHIBIT D


                                      7/1/96       11/16/96    2/16/97     5/16/97     8/16/97      After
                                      -11/15/96    -2/15/97    -5/15/97    -8/15/97    -11/15/97    11/15/94
                                      ---------    --------    --------    --------    ---------    --------

BORROWING LIMIT*                        130,000     155,000     170,000     180,000      190,000     200,000
- ---------------

                                        3Q96         4Q96        1Q97        2Q97        3Q97         4Q97
                                      ---------    --------    --------    --------    ---------    --------
COVENANTS
- ---------
     Subscribers                         12,224      19,809      27,336      35,969       45,514      55,058
     Net Revenue                          2,861       6,628      10,083      13,347       17,090      21,072
     EBITDA bef. Capitalized Exp        (19,907)    (17,949)    (14,697)    (11,500)      (8,782)     (5,657)
     Operating Cash Flow                (30,618)    (19,539)    (10,260)     (2,639)      (1,264)    (12,529)

*Assumes receipt of $60 million of insurance proceeds in 3Q96. If $60 million is not received until 4Q96, the Borrowing Limit increases by $60M in 3Q96 to $190M availability. When proceeds are received in 4Q96, they must be applied to reduce the debt and the Borrowing Limit is reduced to $155M.

                                   EXHIBIT E

                               NOTICE ADDRESSES



AMERICAN MOBILE SATELLITE CORPORATION
AMSC SUBSIDIARY CORPORATION
10802 Parkridge Blvd.
Reston, Virginia 22091
Attention:  Chief Financial Officer
Fax:  (703) 758-6142


HUGHES ELECTRONICS CORPORATION
7200 Hughes Terrace
M/S CI/A 700
Los Angeles, California 90045-0066
Attention: Treasurer
Fax: (310) 568-7834


SINGAPORE TELECOMMUNICATIONS LTD.
31 Exeter Road, Comcentre
Singapore 239732
Republic of Singapore
Attention: Dr. Chia Choon Wei
Fax:  011-65-732-0673

BARON CAPITAL PARTNERS, L.P.,
a Delaware limited partnership
450 Park Avenue
Suite 2800
New York, NY  10022
Attention:  Linda S. Martinson
Fax: (212) 759-7579

AFTER August 2, 1996:

767 Fifth Avenue
24th Floor
New York, New York 10153